NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 30, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 19, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between ClearBridge American Energy MLP Fund Inc. and ClearBridge Energy MLP Opportunity Fund Inc. became effective before the opening on November 19, 2018. Each share of common stock of ClearBridge American Energy MLP Fund Inc. was converted into an equivalent dollar amount (to the nearest $0.001) of full shares of common stock of ClearBridge Energy MLP Opportunity Fund Inc ., based on the net asset value of each Fund on the date preceding the merger. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 19, 2018.